US LEC Corp.

Notice of Withdrawal

Pursuant To The Offer To Exchange Dated February 23, 2006

To Tender Options To Purchase Shares

Of Class A Common Stock

Granted Prior To January 1, 2006

For New Options

With An Exercise Price To Be Determined

The Offer And Withdrawal Rights Expire At

5:00 P.M., North Carolina Time, On March 27, 2006,

Unless The Offer Is Extended

To:	US LEC Corp.

        Morrocroft III

        6801 Morrison Boulevard

        Charlotte, North Carolina 28211

        Attention: Option Exchange Offer Administrator

        Telephone: (704) 319-1000

        Facsimile: (704) 602-1155

Delivery of this notice of withdrawal to an address

other than as set forth above or transmission via

facsimile to a number other than as set forth

above or transmission via e-mail will

not constitute a valid delivery.

To:	US LEC Corp.

I previously received the Offer to Exchange dated February 23, 2006 (the “Offer to Exchange”) and the Letter of Transmittal (the “Letter” which, together with the cover letter and Offer to Exchange, as they may be amended from time to time, constitutes the “Offer”). I signed and returned the Letter, in which I elected to accept US LEC Corp.’s (the “Company”) offer to exchange some or all of my options to purchase the Company’s Class A common stock.

I now wish to change that election and withdraw my participation in the option exchange and reject the Company’s offer to exchange my options. I acknowledge that by signing this Notice of Withdrawal and delivering it to the Company (i) this notice of withdrawal may not be rescinded, (ii) this notice of withdrawal applies to all of the options I previously tendered when I delivered my signed Letter, (iii) I have read and understand all of the terms and conditions of the Offer and (iv) I will not receive new options in exchange for my eligible options. I further acknowledge that I am rejecting the Offer and will not be able to participate in the Offer unless I complete, sign and deliver to the Company, a new Letter.

I hereby represent and warrant that I have full power and authority to withdraw my previously tendered options. Upon request, I will execute and deliver any additional documents deemed by the Company to be necessary or desirable to confirm my withdrawal from and rejection of the Offer.

The name of the registered holder of the previously tendered options appears below exactly as it appears in the option agreement or agreements representing the tendered options.

SIGNATURE OF OWNER

X
(Signature of Holder or Authorized Signatory—See Instructions 1 and 3)

Date: , 2006 Print Name: Address: Telephone No. (with area code): Tax ID/Social Security No.:

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INSTRUCTIONS

If you have previously elected to accept US LEC Corp.’s offer to exchange by submitting a signed Letter of Transmittal and you would like to withdraw your acceptance entirely or change your election with respect to some or all of your eligible options, you must:

1.	Complete this form, sign it and send it to US LEC Corp. by hand delivery, mail or overnight courier to the address listed above and via facsimile to (704) 602-1155, Attention: Option Exchange Offer Administrator on or before 5:00 p.m., North Carolina time on March 27, 2006, unless the Company has extended the Expiration Date. Delivering this notice of withdrawal will effect all of the options you previously tendered. If you wish to retender all or some of your options you must submit a new completed, signed Letter in accordance with the instructions in the Letter.

2.	Ensure that you receive confirmation of receipt from US LEC Corp.

The method of delivery of all required documents is at your election, cost and risk, and the delivery will be deemed made only when actually received by the Company. If delivery is by facsimile, you must send the originals by mail, courier or hand delivery. If you send any required documents by mail, the Company recommends that you send them by registered or certified mail with return receipt requested. E-mail delivery will not be accepted. In all cases, you should allow sufficient time to ensure timely delivery. Retain a copy of this notice of withdrawal and any required documents for your own records.

All questions as to the validity, form, eligibility (including time of receipt) of this notice of withdrawal will be determined by the Company in its discretion, which determinations shall be final and binding on all parties. The Company reserves the right to reject any or all tenders of options or withdrawals of options the Company determines not to be in proper form or the acceptance of which may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the right to waive any of the conditions of the Offer and any defect or irregularity in the withdrawal of any particular options, and the Company’s interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. No withdrawal of options will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects and irregularities in connection with withdrawals must be cured within such time as the Company shall determine. Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, and no person will incur any liability for failure to give any such notice.

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